Exhibit 10.6

FEDERAL HOME LOAN BANK OF SAN FRANCISCO

RESOLUTION

December 13, 2013

RESOLVED, that the Board of Directors of the Federal Home Loan Bank of San Francisco hereby approves the 2014 Board of Directors Compensation and Expense Reimbursement Policy attached as Exhibit G.

I certify that this is a true and correct copy of a resolution adopted by the Board of Directors of the Federal Home Loan Bank of San Francisco at its meeting on December 13, 2013.

/s/ Suzanne Titus-Johnson
Suzanne Titus-Johnson, Senior Vice President and General Counsel-Corporate Secretary

Exhibit G

FEDERAL HOME LOAN BANK OF SAN FRANCISCO

Board of Directors
Compensation and Expense Reimbursement Policy
2014

The Board of Directors of the Federal Home Loan Bank of San Francisco hereby establishes the following Compensation and Expense Reimbursement Policy for 2014.

Compensation

To provide the Directors with reasonable compensation for the performance of their duties as members of the Board of Directors and the amount of time spent on official Bank business, the Bank will pay service and meeting fees to each member of the Board of Directors in accordance with the applicable position held by the Director as set forth below.

Position	Maximum Annual Service Fee	Maximum Annual Meeting Fees	Total Maximum Annual Compensation
Chairman	$55,000	$45,000	$100,000
Vice Chairman	$50,000	$45,000	$95,000
Committee Chair	$45,000	$45,000	$90,000
Directors on Audit Committee	$35,000	$45,000	$80,000
Other Directors	$30,000	$45,000	$75,000

In determining Total Maximum Annual Compensation, the Board considered compensation levels and practices at other Federal Home Loan Banks, the Directors Compensation Analysis-June 2013 report prepared by McLagan, and trends in the financial services market generally.

Service Fees

Service fees for the above positions compensate Directors for their continuous service as Bank directors, including for their time attending special Board and Committee meetings held during the year as needed, preparing for Board and Committee meetings, reviewing materials sent periodically between meetings, attending Director training and educational briefings, and all other activities outside the regularly scheduled two-day Board and Committee meetings, which may include attending Affordable Housing Advisory Council and Federal Home Loan Bank System meetings. Directors are expected to attend all Board meetings and meetings of the Committees on which they serve, and to remain engaged and actively participate in all meetings.

The maximum annual service fee will be pro-rated and paid with the meeting fee, if applicable, at the conclusion of each two-month service period on the Board of Directors (i.e., month-end February, April, June, August, October and December). A Director will not be paid the final two-month service fee for the year if the Director has not attended (in person or by telephone) at least 75% of all regular and special meetings of the Board and the Committees on which the Director served during the year (adjusted as needed for partial year service), or if the Board, in its discretion, determines at any time that the Director has consistently demonstrated a lack of engagement and participation in meetings attended.

If a director holds more than one position on the Board, during any applicable payment period, the director’s service fee for that period will be calculated based on the position that pays the highest service fee, and will be pro-rated for the number of days the director held that position during the applicable payment period. Any Director who joins or leaves the Board between service fee payments will receive a pro rata service fee for the number of days the Director was on the Board during the service period.

Meeting Fees

Each Director will receive a meeting fee of $9,000 for attending any portion of five of the six regularly scheduled two-day Board and Committee meetings, so long as the Director’s attendance includes the Board meeting and at least one Committee on which the Director serves. A Director may receive a meeting fee for participation in one regularly-scheduled Board and Committee meeting by telephone.

No meeting fee will be paid for participation in special meetings of the Board or Committees (in person or by telephone) or for participation in other Bank or Federal Home Loan Bank System activities.

The President of the Bank is authorized to interpret this Policy, as necessary, according to applicable statutory, regulatory and policy limits.

Expense Reimbursement

The Bank will reimburse Directors for necessary and reasonable travel, subsistence and other related expenses incurred in connection with the performance of their official duties, which may include participation in meetings or activities for which no fee is paid.

For expense reimbursement purposes, Directors’ “official duties” include:

1)	Meetings of the Board and Board committees

2)	Meetings requested by the Federal Housing Finance Agency and Federal Home Loan Bank System committees
3)    Meetings of the Council of Federal Home Loan Banks and its committees

4)	Meetings of the Bank's Affordable Housing Advisory Council

5)	Events attended on behalf of the Bank when requested by the President in consultation with the Chairman

6)	Other events attended on behalf of the Bank with the prior approval of the EEO-Personnel-Compensation Committee of the Board

7)	Director education events attended with the prior approval of the Chairman.

Each Director is responsible for making his or her own travel arrangements to attend meetings and other events for which expenses may be reimbursed.

Expenses reimbursable for Directors are the same as the expenses reimbursable for senior officers under the Bank’s Reimbursement and Travel Expense Policy, except that Directors may not be reimbursed for gift or entertainment expenses.

To be reimbursed for allowable expenses, a Director must complete a statement itemizing the expenses within 30 days of completion of any covered trip or activity. The statement, prepared on the Director’s letterhead, must be submitted to the Bank’s Assistant Corporate Secretary and must include the following information:

1)	Meeting(s) or event(s) attended, with dates and locations

2)	Itemization of reimbursable expenses, with supporting receipts for any expense exceeding $50.00

3)	Ticket receipt or e-ticket confirmation for airline travel

4)	To whom reimbursement should be made payable.

Records

The Bank will maintain records of (i) Directors’ attendance at meetings of the Board and Board committees; (ii) total compensation paid; and (iii) expenses reimbursed.

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